Exhibit 99.1

GSV Capital Invests in Facebook

Unique investment fund gives individual investors access to popular social-networking company

Woodside, CA - June 27, 2011 – GSV Capital Corp. (NASDAQ: GSVC) announced that it has acquired 225,000 shares in social-networking company Facebook at an average price of $29.28 per share.  The investment of $6,587,500 represents approximately 15% of GSV’s total portfolio.

“Facebook is a one-of-a-kind business which has created enormous network effects.  With over 650 million people on its platform, or approximately 1/10 of the world’s population, Facebook has established itself as a next generation social communications platform,” said Michael T. Moe, GSV Capital’s CEO and founder.

GSV Capital’s mission is to identify and invest in the premier VC backed private companies in the marketplace today – at attractive valuations.

“GSV leveraged its network to quickly execute the transaction, entering the agreement to purchase shares of Facebook shortly after the close of our company’s initial public offering.  This is a true testament to the strength of our team and a great example of how we intend to quickly seize opportunities on behalf of our investors,” Moe added.

This purchase of Facebook shares was subject to certain closing conditions, including a 30-day “Right of First Refusal” or ROFR, expiration.

GSV is presently in the final stages with a handful of private company investments that it anticipates acquiring within the next 30 days, subject to applicable closing conditions.

About GSV Capital Corp.

GSV Capital Corp. (NASDAQ: GSVC) is a publicly traded investment fund that gives individual investors access to high growth, venture backed private companies. GSV Capital is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GSV is headquartered in Woodside, CA.  For more information please visit http://gsvcap.com/

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

GSV Contacts:

Investors:
Alex Wellins
(415) 217-5861
alex@blueshirtgroup.com

Media:
Kim Hughes
(415) 489-2188
kim@blueshirtgroup.com